Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Organization

Argo Innovation Facilities (US), Inc.	Delaware, United States

Argo Innovation Labs, Inc.	British Columbia, Canada